For period ended 12/31/2009                                           Series 23
File Number 811-2429

Sub Item 77D(a):  Policies with respect to security investments
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                       USAA EXTENDED MARKET INDEX FUND
                      SUPPLEMENT DATED AUGUST 21, 2009
                          TO THE FUNDS PROSPECTUS
                               DATED MAY 1, 2009


Delete the first paragraph under What Are the Funds Investment Objective and Principal Strategy? on page 2 of the Funds prospectus and replace with the following:

The Fund seeks to match, before fees and expenses, the performance of the U.S. stocks not included in the S&P 500 Index as represented by the Dow Jones U.S. Completion Total Stock Market Index. The Dow Jones U.S. Completion Total Stock Market Index measures the performance of all small- and mid-cap stocks as measured by the Dow Jones U.S. Total Stock Market Index less the stocks in the S&P 500 Index. The Funds Board of Trustees may change the Funds investment objective without shareholder approval.